                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934*
                                (Amendment No. 2)



                          Craftmade International, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   22413E 10 4
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed: [ ] Rule 13d-1(b)
                        [ ] Rule 13d-1(c)
                        [X] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G


CUSIP No. 22413E 10 4                                         Page 2 of 6 Pages

----------------------------------------------------------------------------------------------------------------------------
      1       NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                       James R. Ridings
----------------------------------------------------------------------------------------------------------------------------
      2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                       (a) [ ]
                                                                                                                     (b) [X]

----------------------------------------------------------------------------------------------------------------------------
      3       SEC USE ONLY


----------------------------------------------------------------------------------------------------------------------------
      4       CITIZENSHIP OR PLACE OR ORGANIZATION

                       U.S.A.
----------------------------------------------------------------------------------------------------------------------------
                                      5      SOLE VOTING POWER

                                                  964,949
           NUMBER OF             -------------------------------------------------------------------------------------------
             SHARES                   6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                              0
              EACH               -------------------------------------------------------------------------------------------
           REPORTING                  7      SOLE DISPOSITIVE POWER
             PERSON
              WITH                                964,949
                                 -------------------------------------------------------------------------------------------
                                      8      SHARED DISPOSITIVE POWER

                                                  0
----------------------------------------------------------------------------------------------------------------------------
               9                 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                          964,949
----------------------------------------------------------------------------------------------------------------------------
               10                CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES                    [ ]


----------------------------------------------------------------------------------------------------------------------------
               11                PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                          16.2%
----------------------------------------------------------------------------------------------------------------------------
               12                TYPE OF REPORTING PERSON

                                          IN
----------------------------------------------------------------------------------------------------------------------------

                                                               Page 3 of 6 Pages


Item 1.

(a)       Name of Issuer:

          Craftmade International, Inc.

(b)       Address of Issuer's Principal Executive Offices:

          650 South Royal Lane
          Suite 100
          Coppell, Texas 75019

Item 2.

(a)       Name of Person Filing:

          James R. Ridings

(b)       Address of Principal Business Office or, if none, Residence:

          650 South Royal Lane
          Suite 100
          Coppell, Texas 75019

(c)       Citizenship:

          U.S.A.

(d)       Title of Class of Securities:

          Common Stock, par value $.01 per share

(e)       CUSIP Number:

          22413E 10 4

                                                       Page 4 of 6 Pages



Item 3. If this statement is filed pursuant to Section 240.13d-1(b) or Section 240.13d-2(b) or (c), check whether the person filing is a:

          (a) [ ]     Broker or dealer registered under section 15 of the Act
                      (15 U.S.C. 78o);
          (b) [ ]     Bank as defined in section 3(a)(6) of the Act
                      (15 U.S.C. 78c);
          (c) [ ]     Insurance company as defined in section 3(a)(19) of the
                      Act (15 U.S.C. 78c);
          (d) [ ]     Investment company registered under section 8 of the
                      Investment Company Act of 1940 (15 U.S.C. 80a-8);
          (e) [ ]     An investment adviser in accordance with Section 240.13d-1
                      (b)(1)(ii)(E); (f) 9 An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);
          (g) [ ]     A parent holding company or control person in accordance
                      with Section 240.13d-1(b)(1)(ii)(G);
          (h) [ ]     A savings association as defined in Section 3(b) of the
                      Federal Deposit Insurance Act (12 U.S.C. 1813);
          (i) [ ]     A church plan that is excluded from the definition of an
                      investment company under section 3(c)(14) of the
                      Investment Company Act of 1940 (15 U.S.C. 80a-3);
          (j) [ ]     Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

Item 4.   Ownership.

(a)       Amount Beneficially Owned:  964,949 shares of Common Stock

(b)       Percent of Class:  16.2%

(c)       Number of shares as to which the person has:

          (i)   sole power to vote or to direct the vote:  964,949

          (ii)  shared power to vote or to direct the vote:  0

          (iii) sole power to dispose or to direct the disposition of:  964,949

          (iv)  shared power to dispose or to direct the disposition of:  0

Item 5.   Ownersip of Five Percent or Less of a Class.

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

                                                               Page 5 of 6 Pages



Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

          Not applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

          Not applicable.

Item 8.   Identification and Classification of Members of the Group.

          Not applicable.

Item 9.   Notice of Dissolution of Group.

          Not applicable.

Item 10.  Certification.

          Not applicable.

                                                               Page 6 of 6 Pages



                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2002

                                     JAMES R. RIDINGS


                                     /s/ JAMES R. RIDINGS
                                     ------------------------------------------
                                     James R. Ridings